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                                  EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-45829, 333-66323, 333-66325, 333-82279 and 333-89542 of Schuff
International, Inc., each on Form S-8, of our report dated March 26, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for goodwill and other intangible assets with infinite lives as required by Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," which was effective January 1, 2002), appearing in this Annual Report on Form 10-K of Schuff International, Inc. for the year ended December 31, 2002.

DELIOTTE & TOUCHE LLP

/s/ Deloitte & Touche LLP

Phoenix, Arizona
March 26, 2003